RBC
Royal Bank

Royal Bank of Canada
20 King Street West, 5th Floor
Toronto, ON M5H 1C4
Tel: (416) 974-8130
Fax: (416) 974-3456

PRIVATE AND CONFIDENTIAL

November 21, 2018

HIGH PARK / OCTOBER FACTION PRODUCTIONS INC.
693 Queen Street East
Toronto, Ontario M4M 1G6

Attention: Eric Birnberg/Tom Walden

Re: Royal Bank of Canada Demand Credit Facility in favour of High Park / October Faction Productions Inc. in connection with the interim financing of a television series presently entitled "*October Faction* (the "Production")

Dear Eric and Tom:

We are pleased to offer the credit facilities described below (the **"Credit Facilities"**), subject to the terms and conditions set forth herein.

1. DEFINITIONS AND SCHEDULES

The attached schedules are incorporated into this agreement by reference. Schedule "A" contains definitions of capitalized terms used and not otherwise defined in this agreement. Unless otherwise provided, all dollar amounts are in Canadian currency and accounting terms are to be interpreted in accordance with GAAP.

BORROWER
High Park / October Faction Productions Inc. (the **"Borrower"**)

GUARANTOR
High Park Entertainment Inc. ("**High Park"**)
IDW Media Holdings, Inc. ("**IDWM**")

LENDER
Royal Bank of Canada (the **"Bank"**)

2. CREDIT FACILITIES

Facility (1a): $23,710,000 demand production financing facility by way of RBP based loans (**"RBP Loans"**)

Facility (1b): $1,740,000 demand reducing interest reserve facility related to Facility (1a) by way of RBP Loans (the "**Reserve Amount**")

Each use of the Credit Facilities is a **"Borrowing"** and all such usages outstanding at any time are **"Borrowings"**. Schedule "B" is the form of Drawdown Request Certificate to be signed by the Borrower and the Guarantors prior to all requests for a Borrowing. All drawdown requests shall be made on not less than one (1) Business Day's notice to the Bank.

3. <u>FOREIGN EXCHANGE LINE OF CREDIT</u>
At the Borrower's request the Bank may enter into Foreign Exchange Forward Contracts (**"FEF Contracts"**) with the Borrower from time to time, in an amount up to an aggregate of $2,250,000. The Bank makes no commitment to enter into any FEF Contract and may at any time in its sole discretion decline to enter into any FEF Contract. FEF Contracts will be governed by the terms and conditions set forth in the FEF Contracts Schedule attached as Schedule "F" hereto.

4. <u>PURPOSE</u>
<u>Facility (1a)</u>:
To interim finance the Canadian production costs of the Production, including, without limitation, repayment to IDW Entertainment, LLC ("**IDWE**") of certain advances made to date and expended on production costs, subject to the postponed payment agreement referred to in paragraph 12(j) below.

<u>Facility (1b)</u>:
Interest reserve to pay up to that amount of interest due under Facility (1a).

5. <u>AVAILABILITY</u>
<u>Facility (1a)</u>
The Borrower may borrow and repay provided the aggregate Borrowings outstanding must not exceed at any time the lesser of (1) $27,700,000 and (2) the aggregate of the following items relating to the Production, less Potential Prior-Ranking Claims (the **"Facility (1a) Borrowing Limit"**):

(a) up to ninety percent (90%) of the Third Party Estimate of the Federal Tax Credit amount; <u>provided, however,</u> that such amount may be increased or decreased to ninety-five percent (90%) of the amount stated in the Canadian Audio-Visual Certification Office (**"<u>CAVCO</u>"**) Part A Certificate upon receipt by the Bank of a copy of such Part A Certificate;

(b) up to ninety-five (90%) of the Third Party Estimate of the Provincial Tax Credit amount; <u>provided, however,</u> that such amount may be increased or decreased to ninety percent (90%) of the amount stated in the Ontario Media Development Corporation ("**<u>OMDC</u>**") interim estimate letter upon receipt by the Bank of a copy of such interim estimate letter;

(c) up to 100% of the account receivable due from Netflix, Inc. and Netflix Global, LLC (collectively, "**Netflix**"), indefeasibly assigned and directed to the Bank, free and clear of any right of set off, counterclaim or other claim for reduction or compensation by Netflix;

provided that, at all times, the total of all Borrowings outstanding under Facilities (1a) and (1b), the unpaid costs (accounts payable) and the costs necessary to complete the Production (less

deferrals) cannot exceed the total of outstanding balances on accounts receivable for the Production set out in Schedule "C".

Facility (1b)
Borrowings will be advanced monthly on the account of the Borrower at such time as interest is due and payable to the Bank in respect of Facility (1a). In the event that Facility (1b) is insufficient to satisfy the Borrower's interest payment obligations hereunder, or has otherwise been depleted, the Bank may draw such amounts of interest coming due and payable from any accounts held by the Borrower with the Bank so as to enable the Borrower to meet its interest and other obligations hereunder, and the Bank shall notify the Borrower after making such draw. The Borrower's obligation to pay interest and other fees as and when due hereunder shall continue regardless of the amount of Facility (1b). If there are any changes to the Production cashflow provided to the Bank by the Borrower, the Bank may adjust the amount of the facility accordingly.

All Facilities
Facilities (1a) and (1b) are made available at the sole discretion of the Bank who may cancel any undrawn portion of these facilities at any time and from time to time without notice or demand.

7. REPAYMENT

All Facilities
Notwithstanding compliance with the covenants and all other terms and conditions of this agreement, and regardless of the maturities of any outstanding instruments or contracts, Borrowings are repayable on demand.

Until the Borrower has repaid the Indebtedness in full in accordance with the terms and conditions hereof, all amounts paid to the Bank by the Borrower or any other person on the Borrower's behalf, including, without limitation, the Assigned Amounts, shall be applied by the Bank to reduce the Indebtedness in the following priority: first, to amounts payable to the Bank in reimbursement of its costs, expenses and fees, including, without limitation, enforcement costs and all legal expenses, to the extent the same are not duly and timely paid to the Bank as required under this Agreement; second, to pay all interest payable hereunder; third, to repayment of the unpaid principal amount of all Borrowings; and last, to repayment of any other Indebtedness. Upon repayment in full of the Indebtedness, the Bank shall remit all amounts in excess of the Indebtedness received by the Bank with respect to the Production to the Borrower or to such other person as the Borrower may designate in writing. The Borrower indemnifies and holds the Bank harmless from and against all costs, claims, losses, damages, expenses and liabilities of any nature whatsoever (including, without limitation, all legal fees, costs and expenses) sustained or incurred by the Bank as a consequence of remitting such excess to the Borrower or to such other person as the Borrower may designate in writing.

The Borrower shall make all payments necessary to ensure that outstanding Borrowings under these Credit Facilities do not exceed the reducing amount available at any time. Notwithstanding and without limiting the demand nature of the Credit Facilities, all amounts outstanding under Facilities (1a) and (1b) shall be fully repaid by April 30, 2019 (the "**Maturity Date**") or the Credit Facilities will be subject to review at such time and the Bank may, following satisfactory review to be determined in the Bank's sole discretion, extend the Maturity Date.

8. INTEREST RATES AND FEES

All Facilities

RBP Loans: RBP plus 0.75% per annum.

Interest Reserve

The Reserve Amount will be reserved by the Bank under Facility (1b) for the purpose of paying up to that amount of interest due hereunder together with any other fees not otherwise set out herein. Reserve Amounts will be advanced monthly on the account of the Borrower at such time as interest is due and payable to the Bank. In the event that the Reserve Amount is insufficient to satisfy the Borrower's interest payment obligations hereunder, or has otherwise been depleted, the Bank may draw such amounts of interest coming due and payable from any accounts held by the Borrower with the Bank so as to enable the Borrower to meet its interest and other obligations hereunder. The Borrower's obligation to pay interest and other fees as and when due hereunder shall continue regardless of the amount of the Reserve Amount. If there are any changes to the Production cashflow provided to the Bank by the Borrower, the Bank may adjust the Reserve Amount accordingly.

Arrangement Fee

An arrangement fee of $70,000 is payable by the Borrower upon acceptance of this agreement. This fee is non-refundable and is deemed to be earned by the Bank upon issuance of this agreement, to compensate for time, effort and expense incurred by the Bank in approving these facilities.

9. CALCULATION AND PAYMENT OF INTEREST AND FEES

RBP Loans

The Borrower shall pay interest on each RBP Loan, monthly in arrears, on the 26th day of each month, or when Borrowings become due and payable in full or are repaid or such other date as may be agreed upon between the Bank and the Borrower. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days.

Limit on Interest

The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this agreement in excess of what is permitted by law.

Overdue Payments

Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum.

Equivalent Yearly Rates:

The annual rates of interest or fees to which the rates calculated in accordance with this agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

Time and Place of Payment:

Amounts payable by the Borrower hereunder shall be paid at the Branch of Account in immediately available funds in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the next Business Day. Interest and fees payable under this agreement are payable both before and after any or all of default, demand and judgement.

10. EVIDENCE OF INDEBTEDNESS

The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this agreement. The Bank shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts becoming due to the Bank under this agreement.

The Bank's accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this agreement.

The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable by the Borrower to the Bank pursuant to this agreement.

11. CONDITIONS PRECEDENT

The availability of any Borrowing is conditional upon the receipt of:

a. a duly executed copy of this agreement;

b. the security provided for herein, in form and substance satisfactory to the Bank, which shall have been duly registered in all appropriate jurisdictions and offices in order to perfect and maintain the security created thereby and such certificates, authorizations, resolutions, legal opinions, and title reports or opinions as the Bank may reasonably require;

c. evidence satisfactory to the Bank of the registration and perfection of all security interests and interests in copyright in first priority in all jurisdictions deemed necessary by the Bank in its sole discretion;

d. delivery to the Bank of a consent to communicate with certain third parties, substantially in the form attached hereto as Schedule “D”;

e. delivery to the Bank of a drawdown certificate, substantially in the form attached hereto as Schedule “B”, signed by the Borrower and the Guarantors;

f. a production composite insurance policy for the Production in an amount considered reasonable by the industry for the activities of the Borrower, including, without limitation, abandonment and essential element insurance, if applicable, naming the Bank as additional insured and which provides that the insurance evidenced by such certificate may not be cancelled or amended without 30 days prior notice to the Bank;

g. a certificate for the commercial general liability insurance for the Borrower in an amount considered reasonable by the industry for similar productions naming the Bank as additional insured and which provides that the insurance evidenced by such certificate may not be cancelled or amended without 30 days’ prior notice to the Bank;

h. evidence to the Bank that the Budget for the Production is financed by sources acceptable to the Bank;

i. receipt by the Bank of the Third Party Estimate in form and substance satisfactory to the Bank;

j. receipt by the Bank of financing agreements, distribution agreements, production documents, underlying agreements, rights agreements and Budget for Production, all in form and substance satisfactory to the Bank;

k. such financial and other information or documents relating to the Credit Parties or the Production as the Bank may reasonably require;

l. legal opinions from law firms acceptable to the Bank (Lewis Birnberg Hanet LLP being pre-approved) with respect to various matters including, without limitation:

(1) a legal opinion from counsel to the Borrower and High Park as to corporate existence, the due execution and delivery of all security and other documents required pursuant hereto and the legality, validity and enforceability thereof;

(2) a legal opinion from counsel to the Borrower on the entitlement of the Borrower to produce each Production and exploit the Rights; and

(3) a legal opinion from counsel to IDWM (Cowan, DeBaets, Abrahams & Sheppard LLP being pre-approved) to the Bank as to the corporate existence, the due execution and delivery of all security and other documents required of IDWM pursuant hereto and the legality, validity and enforceability thereof.

m. errors and omissions insurance for the Production in an amount considered reasonable by the industry for similar productions (the "**E&O Policy**") naming the Bank as additional insured and which provides that the insurance evidenced by such certificate may not be cancelled or amended without 30 days prior notice to the Bank, such certificate is to be delivered to the Bank, as soon as practicable and in any event 90 days prior to the first broadcast or public exhibition of the Production;

n. receipt by the Bank of year end financials for High Park in form and substance satisfactory to the Bank;

o. delivery to the Bank of a drawdown certificate, substantially in the form attached hereto as Schedule "B", signed by the Borrower; and

p. such other agreements, certificates or documents as the Bank or its legal counsel may reasonably require.

12. SECURITY

The Bank shall be provided with the following as security for the Borrowings and all other obligations of the Borrower and the Guarantors to the Bank:

(a) a general security agreement given by the Borrower in favour of the Bank, in the Bank's standard form, granting the Bank a first priority security interest in all assets and undertaking of the Borrower;

(b) a film production security agreement signed by the Borrower, constituting (i) a first ranking security interest in favour of the Bank in all of the Borrower's present and after-

acquired assets and personal property, including, without limitation, all of the Borrower's right, title and interest in and to (x) all tangible and intangible elements of the Production, including, without limitation, copyright and all other rights, (y) all accounts receivable owing to the Borrower, and (z) the Borrower's Tax Credits, and (ii) an assignment of (y) all accounts receivable owing to the Borrower, and (z) the Borrower's Tax Credits;

(c) a direction to the applicable tax authorities signed by the Borrower directing payment to the Bank of the proceeds of the Tax Credits owing to the Borrower;

(d) a CRA form RC59 (Business Consent) executed by the Borrower in favour of the Bank;

(e) a CRA form RC366 (Direct Deposit Request) executed by the Borrower in favour of the Bank;

(f) a guarantee and postponement of claim on the Bank's form 812 signed by High Park in respect of the obligations of the Borrower;

(g) a general security agreement given by High Park in favour of the Bank, in the Bank's standard form, granting the Bank a first priority security interest in all assets and undertaking of High Park;

(h) a copyright mortgage given by High Park in favour of the Bank, granting the Bank a first priority security interest in all of High Park 's right, title and interest in and to the tangible and intangible elements of the Production, including, without limitation, copyright and all other rights, all revenues from the exploitation of the Production;

(i) a guarantee and subordination in form and substance satisfactory to the Bank signed by IDWM in respect of the obligations of the Borrower;

(j) a postponement of repayment from IDWE in respect of the amounts of: (i) US$4,070,390; and (ii) $1,405,145 the repayment of which shall be postponed until such time as the Indebtedness has been fully repaid;

(k) a copyright mortgage given by IDWE in favour of the Bank, granting the Bank a first priority security interest in all of IDWE's right, title and interest in and to the tangible and intangible elements of the Production, including, without limitation, copyright and all other rights, all revenues from the exploitation of the Production;

(l) forward exchange hedging arrangements satisfactory to the Bank in respect of the amounts due from Netflix;

(m) a pledge, in favour of the Bank, by each laboratory or other production or post-production facility that will at any time be in possession of any part of the collateral in the Production in which the Bank has acquired its security interest in accordance herewith, to be signed by the Borrower;

(n) for the Production, an assignment and direction agreement, notice and direction, interparty agreement or similar document acceptable to the Bank (each an "**A&D**") in respect of each Counterparty; and

(o) such other security, agreements or documentation as the Bank or its legal counsel may

reasonably require, including, without limitation, subordination agreements, certificates, resolutions and legal opinions.

13. REPRESENTATIONS AND WARRANTIES

Each of the Credit Parties represents and warrants to the Bank, which representations and warranties are repeated as of the time of each Borrowing hereunder, with respect to itself, that:

(a) it is a corporation duly incorporated and validly existing in its jurisdiction of incorporation and duly registered or qualified to carry on business in all jurisdictions where it carries on business, including, without limitation, the Province of Ontario;

(b) the execution, delivery and performance by it of this agreement and the security provided for herein have been duly authorized by all necessary actions and do not violate its constating documents or any Applicable Laws or agreements to which it is subject or by which it is bound;

(c) no event has occurred which constitutes, or which with the giving of notice, lapse of time, or both, or the satisfaction of any other condition, would constitute, a breach of any covenant or other term or condition of this agreement or any security agreement given in connection herewith;

(d) all information, financial or otherwise, supplied to the Bank prior to the date hereof was true and correct in all material respects and did not, in each case, at the time of its delivery, knowingly contain any untrue statement of a material fact or any omission to state a material fact necessary in order to make any statement therein not misleading in light of the circumstances in which it was made and since the date of the last financial statements, no material adverse change in connection with such information has occurred;

(e) except as disclosed in writing to the Bank, there is no court, administrative, regulatory or similarly proceeding (whether civil, quasi-criminal, or criminal); arbitration or other dispute settlement procedure; investigation or enquiry by any governmental body; or any similar matter or proceeding (collectively, "**proceedings**") against or involving it (whether in progress or threatened) which, if determined adversely to it (as applicable) would materially adversely affect its business, property, financial condition or prospects or its ability to perform any of the provisions of this agreement or any Security or which purports to affect the legality, validity and enforceability of this agreement or any Security; no event has occurred which might give rise to any proceedings and there is no judgment, decree, injunction, rule or order of any governmental body outstanding against it which has or may have a material adverse effect on its business, property, financial condition or prospects;

(f) with respect to the Borrower only, it has good and marketable title to all of the property, rights and assets to be charged pursuant to the security contemplated hereby, free and clear of any mortgages, liens, encumbrances, charges and claims other than those which have been, or will be prior to the initial advance, subordinated and postponed in favour of the Bank;

(g) with respect to the Borrower only, it has complied with all requirements for the Tax Credits and the applications therefore are true and correct in all respects and based on the Borrower's calculations, the Tax Credits shall be in the amount set forth in Schedule

"C";

(h) with respect to the Borrower only, it owns or controls all of the rights necessary to produce and exploit the Production pursuant to the financing agreements;

(i) with respect to the Borrower only, up to and including the date hereof, it has:

(1) delivered or caused to be delivered all necessary income tax returns, sales and value-added tax returns and other tax returns to the appropriate governmental body;

(2) withheld and collected all taxes required to be withheld and collected by it and remitted such taxes to the appropriate governmental body; and

(3) paid and discharged all obligations incidental to any trust imposed upon it by statute which, if unpaid, might become a lien upon any of its assets or property,

and no assessment, appeal or claim is, as far as it is aware, being asserted or processed with respect to such claim, taxes or obligations;

(j) with respect to Borrower and High Park only, each of them has paid or remitted all amounts, the non-payment of which could result in Potential Prior-Ranking Claims;

(k) with respect to the Borrower and High Park only, each of them has complied with all terms of each of the financing agreements and any other agreements pertaining to the Production to date and are not in default of any of the terms thereto;

(l) with respect to the Borrower only, the Production as produced:

(1) will be original and will not violate or infringe the copyright or any other rights of any other person;

(2) will be produced and duly and timely delivered to the Counterparties in accordance with the specifications and requirements of the financing agreements; and

(3) will conform to the approved Budget and production schedule, as approved by all parties having rights of approval; and

(m) with respect to the Borrower only, the description of the receivables annexed hereto as Schedule "C" is accurate as of the date hereof.

14. <u>REPORTING COVENANTS</u>

Each of the Credit Parties covenants and agrees with the Bank, with respect to itself, while this agreement is in effect, to provide the Bank with:

a. with respect to the Borrower only, production cost statements, trial balances, a detailed analysis of any budget line item overage and such other information with respect to the Production, as the Bank reasonably requires, from time to time, weekly during principal photography and monthly thereafter;

b. with respect to the Borrower only, annually, within 90 days of the Borrower's fiscal year end, audited cost reports for the Production;

c. with respect to the Borrower only, monthly, within 15 days of the end of each month, a description of accounts receivable substantially in the form of Schedule "C";

d. with respect to the Borrower only, a copy of all applicable Tax Credits filings within 5 days of their filing which shall be done within 90 days of the Borrower's fiscal year end;

e. with respect to the Borrower only, notice of the date upon which principal photography for the Production is completed, the date upon which post-production is commenced and completed and the date upon which the Production is delivered to each of the Counterparties;

f. with respect to the Borrower only, annually, within 90 days of the Borrower's fiscal year end, notice to reader financial statements for the Borrower;

g. with respect to the High Park only, annually, within 90 days of High Park 's fiscal year end, notice to reader financial statements for High Park ; and

h. such other financial and operating statements and reports as and when the Bank may reasonably require.

15. <u>COVENANTS</u>

Each of the Credit Parties covenants and agrees with the Bank, with respect to itself, while this agreement is in effect or any Borrowings are outstanding:

(a) to maintain its corporate existence and comply with all Applicable Laws in any jurisdiction in which it carries on business or owns tangible or intangible property;

(b) to pay all sums of money when due by it under this agreement;

(c) to provide the Bank with prompt written notice of any event which constitutes, or which, with the giving of notice, lapse of time, or both, or the satisfaction of any other condition, would constitute a breach of any covenant or any other term or condition of this agreement or any security agreement given in connection herewith;

(d) with respect to the Borrower and High Park only, to give the Bank 30 days' prior notice in writing of any intended change in the ownership of the Borrower's shares or in the name of the Borrower;

(e) with respect to the Borrower only, to insure and to keep fully insured all its property and assets against such perils and in such manner as would be customarily insured by companies carrying on a similar business or owning similar assets, on an "all risks" basis;

(f) with respect to the Borrower only, to file all material tax returns which are to be filed by it from time to time, and in the case of the Borrower no later than 90 days within its financial year end, to pay or make provision for payment of all taxes (including, without limitation, interest and penalties) and Potential Prior-Ranking Claims which are or will become due and payable by it, and to provide adequate reserves for the payment of any

tax, the payment of which is being contested;

(g) with respect to the Borrower only, to do, observe and perform all of its respective obligations and do all matters and things necessary or expedient to be done, preserved or performed under or by virtue of any agreement pertaining to the Production including, without limitation, the agreements assigned hereunder, and with respect to the Tax Credits, including, without limitation, provision to the Bank of a copy of all applicable filings within 120 days of the Borrower's fiscal year end;

(h) to comply in all material respects with all Applicable Laws;

(i) with respect to the Borrower only, not to grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights;

(j) not to, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any part of its properties or assets other than in the ordinary course of business and on commercially reasonable terms;

(k) with respect to the Borrower and High Park only, not to, without the prior written consent of the Bank, merge, amalgamate, consolidate or otherwise enter into any other form of business combination with any other Person;

(l) with respect to the Borrower and High Park only, to provide the Bank with prompt written notice of any non-compliance by a Credit Party with any environmental laws or any release from the land of a Credit Party of a contaminant into the natural environment;

(m) with respect to the Borrower and High Park only, to permit the Bank or its representatives, at the Borrower's expense, to visit and inspect the Credit Parties' premises, properties and assets and examine and make copies of the Credit Parties' records or other information and discuss the Credit Parties' affairs with the auditors, counsel and other professional advisers of the Credit Parties;

(n) to advise the Bank, in writing, of any proceedings or litigation against a Credit Party, any adverse change in their respective financial position or operations, any breach of any agreement pertaining to the Production or any event which would affect the Production or the Bank's ability to be repaid hereunder;

(o) with respect to the Borrower and High Park only, not to amend or permit the amendment of any of the material contracts pertaining to the Production or exploitation of the Production without the prior written consent of the Bank;

(p) with respect to the Borrower only, to produce the Production strictly in accordance with the provisions of agreements provided to the Bank, including, without limitation, the financing agreements and the Tax Credits;

(q) with respect to the Borrower only, to provide the Bank with copies of the CAVCO Part A certificate, the OMDC certificate of eligibility letter for the Production forthwith upon receipt of same;

(r) with respect to the Borrower only, to fund from sources other than the Credit Facility: (i)

any interest expense in excess of the Interest Reserve; and (ii) any budget overages of the Production;

(s) with respect to the Borrower only, to: (i) comply with the Clearance Procedures, including, without limitation, those Clearance Procedures relating to the music rights in the Production and the use of the title of the Production; (ii) comply with the Clearance Procedures throughout all stages of pre-production, production and post-production for the Production; (iii) to use its reasonable efforts to ensure that any and all riders noting any restrictions, reservations and limitations on said insurance coverage, other than customary exclusions ordinarily contained in the E&O Policy, are removed from the policy with respect to the Production as soon as possible and in no event no later than the first public screening, broadcast or other exhibition of any episode of the Production; (iv) to use its reasonable efforts to ensure that the certificate of errors and omissions insurance shall indicate that there are no riders noting any restrictions, reservations or limitations on the E&O Policy; and (v) deliver the certificate to the Bank, as soon as practicable and in any event 90 days prior to the first broadcast or public exhibition of the Production; and

(t) with respect to the Borrower only, to include on every invoice for payment issued by a Credit Party to any Counterparty of the Credit Party to pay all sums owed to the Credit Party pursuant to such invoice directly to the Bank.

Nothing contained in the foregoing Covenants section shall limit any right of the Bank under this agreement to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility made available under this agreement.

16. INDEMNITY

The Borrower and the Guarantors jointly and severally indemnify and hold the Bank harmless from and against all costs, claims, losses, damages, expenses and liabilities of any nature whatsoever (including, without limitation, all legal fees, costs and expenses) sustained or incurred by the Bank as a consequence of (1) any breach by a Credit Party under this agreement or the Bank's security, (2) any environmental activity relating to a Credit Party or its business or assets or non-compliance by a Credit Party with any environmental laws, or (3) the Bank acting upon instructions given or agreements made over the telephone or by electronic transmission of any type with Persons reasonably believed by the Bank to have been acting on the Borrower's behalf, except for such losses, damages, expenses or liabilities arising from the gross negligence or wilful misconduct of the Bank.

17. SUCCESSORS AND ASSIGNS

This agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

The Bank may assign all or any portion of its rights and obligations under this agreement to any Person (an "**Assignee**"). The Borrower and the Guarantors hereby consent to any such assignment or transfer. The rights and obligations of the Borrower or any Guarantor under this agreement may not be assigned without the prior written consent of the Bank.

The Bank may disclose to potential or actual Assignees such confidential information regarding the Borrower or any Guarantor (including, without limitation, any such information provided by the Borrower or any Guarantor to the Bank) as the Bank considers necessary or desirable and shall not be liable to the Borrower or any Guarantor for any such disclosure.

18. GENERAL

a. Expenses

The Borrower and/or the Guarantors agree to pay all fees, costs and expenses (including, without limitation, all legal fees, costs and expenses) incurred by the Bank in connection with the preparation, negotiation and documentation of this agreement and the security provided for herein and the operation or enforcement of this agreement and the security provided for herein.

b. Review

The Bank may conduct periodic reviews of the affairs of the Credit Parties, as and when determined by the Bank and advised to the Credit Parties, for the purpose of evaluating the financial condition of the Credit Parties. The Credit Parties shall make available to the Bank such financial statements and other information and documentation as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.

c. Potential Prior Ranking Claim

Each Credit Party hereby grants consent (such grant to remain in force as long as this agreement is in effect or any Borrowings are outstanding) to any Person having information relating to any Potential Prior-Ranking Claim (arising by any law, statute, regulation or otherwise and including, without limitation, claims by or on behalf of governments) to release such information to the Bank at any time upon its written request for the purpose of assisting the Bank to evaluate the financial condition of the Credit Parties.

d. BLIP Insurance

The Borrower confirms election to waive its right to apply for life insurance coverage under the Bank's Business Loan Insurance Plan with respect to all eligible individuals (key persons/guarantors/endorsers) for any part of the Credit Facilities.

e. Notices

Any notice or demand to be given to or made upon any party hereunder shall be given or made in writing by telecopier or letter addressed to such party at such address as such party shall advise in writing from time to time or, if no such advice is given, at the last known address for such party. A telecopier communication shall be deemed received on the date of transmission, provided such transmission is received prior to 3:00 p.m. on a Business Day, and otherwise on the next Business Day. A letter shall be deemed received when hand-delivered to the receiving party, or, if sent by prepaid registered mail, on the fifth Business Day following the date of mailing.

f. Set Off

The Bank is authorized, but not obligated, at any time, to apply any credit balance, whether or not then due, to which the Borrower is entitled on any account in any currency at any branch or office of the Bank in or towards satisfaction of the obligations of the Borrower due to the Bank under this agreement. The Bank is authorized to use any such credit balance to buy such other currencies as may be necessary to effect such application.

g. Non-Merger

The provisions of this agreement shall not merge with any security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

h. Amendments and Waivers

No amendment or waiver of any provision of this agreement will be effective unless it is in writing signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder shall operate as a waiver thereof. Each Guarantor agrees to be bound by any amendment or waiver of any provision of this agreement made with the agreement of the Borrower at any time, whether or not notice thereof is given to such Guarantor.

i. Further Assurances
The Borrower shall, from time to time, promptly upon the request of the Bank, take such action and execute and deliver such further documents as shall be reasonably required in order to fully perform the terms of and give effect to this agreement.

j. Severability
If any provision of this agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions of this agreement.

k. Gross-Up
All payments to be made by the Borrower or any Guarantor hereunder shall be made without set-off or counterclaim and without any deduction or withholding whatsoever. If the Borrower or any Guarantor is obliged by law to make any deduction or withholding from any such payment, the amount due from the Borrower or such Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives a net amount equal to the amount the Bank would have received had no such deduction or withholding been required to be made.

l. Judgement Currency
If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this agreement, it is necessary to convert into the currency of such jurisdiction (the "**Judgement Currency**") any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For this purpose "rate of exchange" means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures.

In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this agreement in such other currency together with interest at RBP and expenses (including, without limitation, all legal fees, costs and expenses). Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this agreement.

m. Governing Law
This agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and of Canada applicable therein.

n. Submission to Jurisdiction
The Borrower and Guarantors irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario and acknowledge the competence of such courts and irrevocably agree to be bound by a judgement of any such court.

o. Whole Agreement
This agreement, the security and any other written agreement delivered pursuant to or referred to in this agreement constitute the whole and entire agreement between the parties in respect of the Credit Facilities. There are no verbal agreements, undertakings or representations in connection with the Credit Facilities.

p. Credits
Subject to broadcaster approval, each of the Borrower and the Guarantor agree to name the Bank in the closing credits of all copies of the Production, as follows: “Interim financing provided by Royal Bank of Canada – Media & Entertainment Team”.

q. Consent to Communicate:
The Borrower and each Guarantor hereby irrevocably authorizes the Bank to communicate with any Counterparty directly regarding the development, production, exploitation and financing of the Production. The Borrower and each Guarantor hereby authorizes each of the Counterparties to provide the Bank with any information, including, without limitation, any personal and/or confidential information relating to the Borrower and each Guarantor, its principals, affiliates and subsidiaries, and the Production, that the Bank may request from time to time.

r. Joint and Several
Where more than one Person is liable as Borrower or Guarantor for any obligation under this agreement, then the liability of each such Person for such obligation is joint and several with each other such Person.

s. Time
Time shall be of the essence in all provisions of this agreement.

t. Acceptance
This offer is open for acceptance until the close of business at the Branch of Account on December 21, 2018, after which date it will be null and void, unless extended in writing by the Bank.

[signature pages follow]

Please confirm your acceptance of this agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly

ROYAL BANK OF CANADA

By:____________________________
Name: Michael Meredith
Title: Senior Relationship Manager

[Credit Parties' signature page follows]

We acknowledge and accept the foregoing terms and conditions as of November 21, 2018.

HIGH PARK / OCTOBER FACTION PRODUCTIONS INC.

By: ___________________________
Name: Eric Birnberg
Title: Co-President and Secretary

We acknowledge and accept the foregoing terms and conditions as of November 21, 2018.

HIGH PARK ENTERTAINMENT INC.

By: ___________________________
Name: Thomas Walden
Title: Co-President and Treasurer

IDW MEDIA HOLDINGS, INC.

By: ___________________________
Name:
Title:

We acknowledge and accept the foregoing terms and conditions as of November 21, 2018.

HIGH PARK / OCTOBER FACTION PRODUCTIONS INC.

By: ___________________________
Name:
Title:

We acknowledge and accept the foregoing terms and conditions as of November 21, 2018.

HIGH PARK ENTERTAINMENT INC.

By: ___________________________
Name:
Title:

IDW MEDIA HOLDINGS, INC.

By: ___________________________
Name: Ezra Y Rosensaft
Title: Chief Financial Officer

SCHEDULE "A"

Schedule "A" to the agreement dated as of November 21, 2018, among High Park / October Faction Productions Inc., as Borrower and High Park Entertainment Inc. and IDW Media Holdings, Inc., as Guarantors, and Royal Bank of Canada, as the Bank.

DEFINITIONS

For the purpose of this agreement, the following terms and phrases shall have the following meanings:

"**Applicable Laws**" means, with respect to any Person, property, transaction or event, all present or future applicable laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction.

"**Assigned Amounts**" means (i) the amounts due to any Credit Party from any Counterparty, and (ii) amounts due on account of the Tax Credits.

"Branch of Account" means the branch of the Bank at which the Borrower's accounts are maintained. As at the date of this agreement, the Branch of Account is at 20 King Street West, Main Floor, Toronto, Ontario, M5H 1C4.

"**Budget**" shall mean the final, locked budget for the Production, the top sheet of which is attached to this agreement as Schedule "E".

"**Business Day**" means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed in the province of the Branch of Account.

"Clearance Procedures" means the clearance procedures required by the insurer(s) providing the E&O Policy.

"Counterparties" means collectively, Netflix, Inc. and Netflix Global, LLC, and each is a **"Counterparty"**.

"Credit Parties" means the Borrower and the Guarantors, and each is a **"Credit Party"**.

"Equivalent Amount" means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto at its noon spot rate, in accordance with normal banking procedures.

"Federal Tax Credit" means the Canadian Film or Video Production Tax Credit and/or the Canadian Film or Video Production Services Tax Credit, as applicable for the Production.

"**GAAP**" means, Canadian accounting standards for private enterprises applied in a consistent manner from period to period.

"**Guarantors**" means, collectively, High Park , IDWM and any other Person who has executed this agreement as a Guarantor and each is a "**Guarantor**".

“**Indebtedness**” means any and all obligations, indebtedness and liability of the Borrower hereunder and under any security agreement or other documents entered into in connection herewith, including, without limitation, with respect to the Borrowings and interest thereon, present or future, direct or indirect, absolute or contingent, matured or not, extended or renewed, wheresoever and howsoever incurred and any ultimate unpaid balance thereof and whether the same is from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and whether the Borrower be bound alone or with another or others and whether as principal or surety.

“**Person**” includes, without limitation, an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity.

“**Potential Prior-Ranking Claims**” means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Bank’s security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this agreement.

“Provincial Tax Credit” means the Ontario Film and Television Tax Credit for the Production and/or the Ontario Film and Television Tax Credit and/or the Ontario Production Services Tax Credit and/or the Ontario Computer Animation and Special Effects Tax Credit, as applicable.

“**RBP**” and “**Royal Bank Prime**” each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada.

“Royal Bank Financial Group” means a group of separate but affiliated companies, corporations and other associations the principal members of which are the Bank, The Royal Trust Company, Royal Trust Corporation of Canada, Royal Bank Action Direct Inc., Royal Mutual Funds Inc., RBC Dominion Securities Inc., and RT Investment Counsel Inc.

“**Tax Credit**” means the Federal Tax Credit and the Provincial Tax Credit.

“**Third Party Estimate**” means an estimate of the amount of the Tax Credits, in form and substance satisfactory to the Bank, prepared by a third party accounting firm acceptable to the Bank (Kudlow & McCann being pre-approved).